Executed Term Sheet	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 September 22, 2010
$2,190,000 1 Year 10.00% per annum Callable Yield Notes due September 27, 2011 Linked to the Performance of the S&P 500® Index and the Russell 2000® Index
Financial Products

Issuer:		Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Principal Amount:		USD 2,190,000
Underlyings:	Underlying	Ticker	Initial Level	Knock-In Level
	S&P 500® Index	SPX	1134.28	793.9960
	Russell 2000® Index	RTY	656.71	459.6970
Trade Date:		September 22, 2010
Issue Date:		September 27, 2010
Valuation Date:		September 22, 2011†
Maturity Date:		September 27, 2011†
Offering Price:		$1,000 per security (100%).
Initial Level:		For each Underlying, as set forth in the table above.
Final Level:		For each Underlying, the closing level of such Underlying on the Valuation Date.
Interest Rate:		10.00% per annum, calculated on a 30/360 basis.
Interest Payment Dates:

Unless redeemed earlier, interest will be paid quarterly in arrears on December 27, 2010, March 27, 2011, June 27, 2011 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Early Redemption:

The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date occurring on or after December 27, 2010, upon at least 3 business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Level:		The Knock-In Level for each Underlying is as set forth in the table above.
Knock-In Event:		If the closing level of either Underlying reaches or falls below the Knock-In Level for that Underlying on any trading day during the Observation Period.
Lowest Performing Underlying:		The Underlying with the lowest Underlying Return.
Observation Period:		The period from but excluding the Trade Date to and including the Valuation Date.
Redemption Amount:

The Redemption Amount an investor will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

  If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level of each of the Underlyings is greater than or equal to its Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.

If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment an investor will be entitled to receive at maturity is subject to the Issuer’s ability to pay its obligations as they become due.
Underlying Return:		For each Underlying, the Underlying Return will be calculated as follows:
	Final Level – Initial Level Initial Level	; subject to a maximum of zero
Calculation Agent:		Credit Suisse International
Form and Denomination:		Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:		The securities will not be listed on any securities exchange.
CUSIP and ISIN:		22546EZQ0 and US22546EZQ06
Underwriting Discounts and Commissions:		2.00% or $20.00 per $1,000 security.

† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the product supplement.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated June 24, 2010, Product Supplement No. U-I dated July 23, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.